Exhibit 99.1
[FHLBank Atlanta logo]

News Release
April 23, 2026

CONTACT: Sheryl Touchton
Federal Home Loan Bank of Atlanta
stouchton@fhlbatl.com
404.888.8105

Federal Home Loan Bank of Atlanta Announces First Quarter 2026 Operating Highlights and Declares Dividend

ATLANTA, April 23, 2026 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2026. All numbers reported below for the first quarter of 2026 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about May 8, 2026.

Operating Results for the First Quarter of 2026

•Net interest income for the first quarter of 2026 was $205 million, a decrease of $2 million, compared to net interest income of $207 million for the same period in 2025.

•Net income for the first quarter of 2026 was $142 million, a decrease of $1 million, compared to net income of $143 million for the same period in 2025.

•During the first quarter of 2026, the Bank continued to meet members' liquidity needs. Average advance balances were $105.3 billion, an increase of $8.2 billion, compared to average advance balances of $97.1 billion for the same period in 2025.

•The net yield on the Bank's interest-earning assets for the first quarter of 2026 was 51 basis points, compared to 56 basis points for the same period in 2025. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). The average daily SOFR during the first quarter of 2026 was 3.66 percent compared to 4.33 percent for the same period in 2025.

•The Bank's first quarter 2026 performance resulted in an annualized return on average equity (ROE) of 6.30 percent as compared to 6.82 percent for the same period in 2025. The decrease in ROE was primarily due to an increase in average total capital during the first quarter of 2026, compared to the same period in 2025.

Financial Condition Highlights

•Total assets were $154.1 billion as of March 31, 2026, an increase of $7.9 billion from December 31, 2025.

•Advances outstanding were $95.9 billion as of March 31, 2026, an increase of $930 million from December 31, 2025.

•Total capital was $8.7 billion as of March 31, 2026, an increase of $107 million from December 31, 2025. Retained earnings were $3.0 billion as of March 31, 2026, an increase of $48 million compared to December 31, 2025.

•As of March 31, 2026, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

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Reliable Source of Liquidity

•During the first quarter of 2026, the Bank originated a total of $110.0 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

Commitment to Affordable Housing Program (AHP) and Community Development

•The Bank commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members as required by law, which amounted to $67 million available for funding in 2026. As of March 31, 2026, the Bank has accrued $16 million to its statutory AHP pool of funds that will be available to the Bank’s members in 2027 for funding of eligible projects.

•The Bank has committed to voluntarily contribute, at a minimum, an additional five percent of its prior year's annual income subject to assessment and prior year's voluntary contributions to support affordable housing and community development needs through its members. For 2026, the Bank authorized $45 million in voluntary contributions consisting of $14 million in voluntary AHP contributions and $31 million in voluntary non-AHP contributions. These amounts are anticipated to be expensed during 2026.
•Since the inception of its AHP in 1990, the Bank has awarded more than $1.3 billion in AHP funds, assisting more than 189,000 households.

Dividends

•On April 23, 2026, the board of directors of the Bank approved a quarterly cash dividend at an annualized rate of 6.40 percent.

•“As we started 2026, the Bank focused on our mission and provided significant liquidity to members while also introducing impactful housing programs to expand affordable housing supply and promote homeownership,” said FHLBank Atlanta Chair of the Board, Thornwell Dunlap. “As a result of solid financial performance, we are pleased to provide a strong dividend to members.”

•The dividend payout will be calculated based on members’ capital stock held during the first quarter of 2026 and will be credited to members’ daily investment accounts at the close of business on April 28, 2026.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2026	As of December 31, 2025
Advances	$95,908	$94,978
Investments	56,939	50,049
Mortgage loans held for portfolio, net	75	77
Total assets	154,113	146,236
Total consolidated obligations, net	141,456	133,641
Total capital stock	5,689	5,607
Retained earnings	3,042	2,994
Accumulated other comprehensive (loss) income	(3)	20
Total capital	8,728	8,621
Capital-to-assets ratio (GAAP)	5.66%	5.90%
Capital-to-assets ratio (Regulatory)	5.67%	5.88%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2026	2025
Net interest income	$205	$207
Standby letters of credit fees	8	4
Other income	4	1
Total noninterest expense (1)	59	53
Affordable Housing Program assessment	16	16
Net income	142	143
Return on average assets	0.35%	0.38%
Return on average equity	6.30%	6.82%
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(1) Total noninterest expense includes voluntary housing and community investment contributions of $15 million and $11 million for the first quarter of 2026 and 2025, respectively.

The selected financial data above should be read in conjunction with the financial statements and notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's First Quarter 2026 Form 10-Q expected to be filed with the SEC on or about May 8, 2026, and will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System).

For more information, visit our website at www.fhlbatl.com

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative and regulatory actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; changes to economic, liquidity and market conditions; changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, climate, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; changes to the Bank's voluntary housing program and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts of war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for the Bank to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, the reader is cautioned not to place undue reliance on forward-looking statements.

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